RETIREMENT AGREEMENT AND LIMITED RELEASE

This RETIREMENT AGREEMENT AND LIMITED RELEASE (hereinafter “Agreement” or “Retirement Agreement and Limited Release”) is made and entered into by and between Edwin Riddell (hereinafter “Mr. RIDDELL”) and Enova Systems, Inc., a California corporation (hereinafter the “COMPANY”). (Mr. RIDDELL and the COMPANY are hereinafter collectively referred to as the “Parties.”)

RECITALS

A. Mr. RIDDELL, who is currently employed by the COMPANY and as its Chief Executive Officer, is retiring in several months.

B. In order to smooth Mr. RIDDELL’s transition and in order to provide closure for the Parties, the COMPANY desires to provide Mr. RIDDELL with certain benefits, and Mr. RIDDELL desires to accept such benefits, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and promises herein contained, the adequacy and receipt of which are hereby acknowledged by the Parties, the Parties agree as follows:

AGREEMENTS

1. Retirement, Etc.: In order to effectuate his retirement, Mr. RIDDELL’s employment with the COMPANY shall terminate as of October 1, 2007 (the “Retirement Date”). He shall work until that date unless otherwise instructed by the COMPANY. Also effective as of the Retirement Date, Mr. RIDDELL shall cease to hold any office or title at the COMPANY; provided, however, that Mr. RIDDELL shall remain on the COMPANY’s Board of Directors in accordance with the COMPANY’s Bylaws and the California Corporations Code. On or before the Retirement Date, the COMPANY shall pay to Mr. RIDDELL any then unpaid compensation earned by him through the Retirement Date, including, but not limited to payment for accrued but unused vacation, which vacation payment the parties stipulate shall be in the gross amount of $30,000 subject to regular payroll withholdings and deductions.

2. Benefits For Mr. RIDDELL From The COMPANY: In consideration for Mr. RIDDELL’s entering into and complying with this Agreement, the COMPANY shall:

•	From the Retirement Date through December 31, 2007, continue to pay Mr. RIDDELL’s regular salary, on the COMPANY’s regular paydays and subject to regular payroll withholdings and deductions;

•	From the Retirement Date through December 31, 2007, provide for the continuation of Mr. RIDDELL’s benefits under the COMPANY-sponsored health care insurance, provided Mr. RIDDELL elects to continue such benefits pursuant to the law commonly referred to as COBRA;

•	If revenues of the COMPANY determined in accordance with GAAP as reflected in the COMPANY’s audited financial statements (“Revenues”), for the year ended December 31, 2007, are equal to or in excess of the amounts set forth below, then the COMPANY shall pay Mr. RIDDELL in all cash or all stock the gross bonus amount set forth next to the applicable revenue amount listed below (the “Bonus Amount”), subject to payroll withholdings and deductions, as applicable. The COMPANY shall make its election whether to pay Mr. RIDDELL the Bonus Amount all in cash or all in stock by giving Mr. RIDDELL written notice of such election on, or before March 15, 2008. If no written notice is given, the Bonus Amount shall be paid in cash. The COMPANY shall pay the cash Bonus Amount to Mr. RIDDELL on, or before April 15, 2008. If the Bonus Amount is to be paid in stock, the Bonus Amount shall be paid on the later to occur of April 15, 2008, or the third business day following the date the stock is priced as set forth below . If the COMPANY elects to pay the Bonus Amount to Mr. RIDDELL in stock, the value of the stock shall be determined based on the last reported sales price of the COMPANY’s Common Stock on (i) April 1, 2008, or (ii) the next trading day after the COMPANY has filed its next annual 10-K with the SEC, whichever date is later, as traded on the American Stock Exchange (or equivalent exchange or trading medium in the United States if the COMPANY’s Common Stock is no longer traded on the American Stock Exchange at that time):

Revenues	Bonus

Equal to or in excess of $7.5 Million but less than $8.5 Million	$52,000
Equal to or in excess of $8.5 Million but less than $9.5 Million	$65,625
Equal to or in excess of $9.5 Million but less than $10.5 Million	$91,875
Equal to or in excess of $10.5 Million	$131,250;

•	On the Retirement Date, transfer to Mr. RIDDELL ownership of the Lexus, VIN [number redacted], that the COMPANY currently allows him to use for his transportation needs; provided, however, that upon transfer of ownership to Mr. RIDDELL, the COMPANY shall cease to be in any way responsible for the automobile or any related costs (including insurance and maintenance costs).

•	On or before the Retirement Date, transfer to Mr. RIDDELL ownership of the Systemax personal computer and keyboard, serial [number redacted] provided for his use by the COMPANY; provided, however, that no flat panel or plasma screen monitors or printers or other peripheral devices are to be transferred); and

•	Pay up to $1,000 for the transportation of the above-referenced Lexus to Tennessee and the reasonable cost of transporting Mr. RIDDELL’s clothing and miscellaneous personal effects to Tennessee; provided, however, that no such payment shall be made without proof of the expenses incurred by Mr. RIDDELL.

•	Continue to pay the lease payments for Mr. RIDDELL’s apartment leased in the name of the COMPANY and located at [address redacted] Marina Del Rey, CA 90292 (the “Leased Premises”) until the termination of such lease on October 31, 2007. Mr. RIDDELL shall be permitted to reside in the Leased Premises until the earlier to occur of the Retirement Date or termination of such lease.

Mr. RIDDELL agrees that he is not entitled to any retirement or termination benefits or payments other than as provided herein.

3. Taxes: Mr. RIDDELL acknowledges and agrees that the COMPANY has made no representations to him regarding the tax consequences of any amounts or benefits received by him pursuant to this Agreement. Mr. RIDDELL agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to this Agreement. Mr. RIDDELL further agrees to indemnify and hold the COMPANY, and all of its employees, principals and agents, harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the COMPANY for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the COMPANY or its employees, representatives, or principals by reason of any such claims, including any amounts paid by the them as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

4. Limited Release Of Claims: As a material inducement to the COMPANY to enter into this Agreement, Mr. RIDDELL, on behalf of himself, his heirs, and assigns, hereby releases and forever discharges the COMPANY, any and all of its affiliates, and the former, present, and future owners, officers, directors, trustees, employees, agents, representatives, attorneys, and insurers of any of them, and all persons or entities acting by, through, under or in concert with any of them (collectively “Releasees”), of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured, which Mr. RIDDELL may have now or in the future, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, arising from or relating to his employment or the termination thereof; provided, however, that this Retirement Agreement and Limited Release (a) does not release any claims that cannot lawfully be released by this Agreement, including, but not limited to, claims that are based on acts or omissions occurring after the execution of this Agreement, (b) does not impact any vested right that Mr. RIDDELL may have pursuant to any COMPANY retirement plan, if any, and (c) does not release any rights he may have based on this Agreement. (All items released hereby are hereinafter collectively referred to as the “Claims.”).

5. Express Release Of Claims For Age Discrimination: Without limiting the scope of Section 4, Mr. RIDDELL specifically acknowledges that this Retirement Agreement and Limited Release includes, without limitation, any and all Claims he may have under the federal Age Discrimination in Employment Act, which prohibits discrimination against employees because of their age.

6. No Complaints: Employee represents that he has not filed any complaints, claims, or actions against the COMPANY, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court or any other forum.

7. Waiver Of Unknown Claims: Mr. RIDDELL understands and agrees that the released Claims include not only Claims presently known to Mr. RIDDELL but also include all unknown or unanticipated Claims. Mr. RIDDELL knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8. Non-Disparagement: Mr. RIDDELL agrees not to disparage any of the Releasees, and the COMPANY agrees that none of its executive officers shall disparage Mr. RIDDELL.

9. No Future Employment: Mr. RIDDELL hereby waives any right he may have to reinstatement or future employment with the COMPANY and/or any of its affiliates, and Mr. RIDDELL agrees not to seek such employment and not to perform any work for such entities.

10. No Use of Confidential/Proprietary Information: Mr. RIDDELL agrees that on or before the Resignation Date, he shall return to the COMPANY any files, keys, credit cards, cell phones, computers, and any other property belonging to the COMPANY and/or its affiliates, except for the automobile and computer referenced in Section 2, which shall become the property of Mr. RIDDELL after the Resignation Date. Property belonging to the COMPANY includes, but is not limited to, files, documents, letters, notes, programs, software, media, photographs, lists, manuals, records, notebooks, and similar repositories of “Confidential Information,” including all copies thereof, whether prepared by Mr. RIDDELL or others. Mr. RIDDELL agrees not, directly or indirectly, to use, disseminate, disclose, lecture upon, or publish any Confidential Information, unless specifically authorized in writing by the Chairman of the Board of Directors of the COMPANY. The term “Confidential Information” means all of the valuable, confidential, and proprietary information relating to the COMPANY, in whatever form, whether oral, written, or electronic, to which Mr. RIDDELL has, or is given (or has had or been given), access. Such Confidential Information includes, without limitation, non-public information regarding the COMPANY’s research and development, marketing and sales, pricing, business plans, customers, customer lists, personnel, labor-management issues, finances, and operations, as well as any other non-public information relating to the management, well-being, and products of the COMPANY. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of Mr. RIDDELL; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Mr. RIDDELL, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Mr. RIDDELL; provided, that in the case of clauses (b) or (c) above, Mr. RIDDELL shall give the Chairman of the Board of Directors of the COMPANY reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the COMPANY to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information. Such notices shall be provided via fax and mail care of:

Reed Smith LLP

Attention Don Reinke

Two Embarcadero Center

Suite 2000

San Francisco, CA 94111

Fax 415.391.8269

11. Indemnification And Forfeiture In The Event Of Breach: As a further material inducement to the COMPANY to enter into this Agreement, Mr. RIDDELL hereby agrees to indemnify and hold the Releasees harmless from and against any and all loss, cost, damage or expense, including but not limited to attorney’s fees incurred by them, arising out of any breach of, or false representation in, this Agreement by Mr. RIDDELL.

12. No Admission Of Liability: Mr. RIDDELL acknowledges and agrees in good faith that this Agreement is the result of a compromise and shall never at any time or for any purpose be considered as an admission of liability or responsibility by the Releasees.

13. Consideration Period: Having been presented to Mr. RIDDELL on or before June 26, 2007, this Agreement must be signed and dated by him and returned in its entirety to, and actually received by, the Chairman of the Board of Directors of the COMPANY by July 17, 2007, if it is to have any effect. Mr. RIDDELL acknowledges that he has been afforded at least twenty-one (21) days to consider this Retirement Agreement and Limited Release, its benefits, and its consequences. He understands that he has the option of signing this Agreement at any time before the end of the consideration period, but that any election to do so is completely within his discretion. Mr. RIDDELL further acknowledges that he has been advised that he may seek the advice of an attorney before signing this Retirement Agreement and Limited Release, and that he has had a full and adequate opportunity to do so.

14. Revocation Period: It is understood and agreed by Mr. RIDDELL that he will have seven (7) days after signing this Retirement Agreement and Limited Release to revoke it by written notice delivered to the Chairman of the Board of Directors of the COMPANY. Thus, the Agreement will not become effective and enforceable unless and until this revocation period has expired without revocation occurring.

15. No Reliance On Other Representations: Mr. RIDDELL represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representations or statements made by any of the Releasees with regard to the subject matter, basis, or effect of this Agreement or otherwise beyond those expressly contained herein. Mr. RIDDELL represents that he has carefully read and fully understands all provisions of this Agreement, and that he is voluntarily entering into this Agreement after adequate time to consider its terms.

16. Miscellaneous: In further consideration of this Agreement, Mr. RIDDELL and the COMPANY agree as follows:

(a) The terms mentioned in the preceding paragraphs of this Agreement are the entire and only consideration for it, and each of the Parties hereto shall be responsible for payment of his or its own attorney’s fees, costs, and legal expenses, if any;

(b) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties hereto, or any of the Parties released hereby;

(c) This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with its law;

(d) The various provisions of this Agreement are severable and if any is unenforceable, at law or in equity, that provision may be severed, leaving the others remaining in full force and effect;

(e) Paragraph headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement;

(f) This Agreement may only be modified by a written agreement identified as an amendment/modification to this Agreement and signed by the Parties hereto; and

(g) This Agreement contains the entire agreement between the Parties to it with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each. This Agreement fully supersedes any and all negotiations, and all prior written, oral, or implied agreements or understandings between the Parties hereto pertaining to the subject matters hereof.

PLEASE READ CAREFULLY. THIS SEPARATION
AGREEMENT AND GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: _July 5, 2007	_/s/ Edwin Riddell Edwin Riddell
DATED: _July 12, 2007	Enova Systems, Inc.
By: _/s/ Jarett Fenton Name:_Jarett Fenton Title: Chief Financial Officer